NOTICE OF THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

AOHATA Corporation

The business combination described in this document involve securities of a Japanese company. The business combination is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of their officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in the open market or through privately negotiated purchases.

This document has been translated from a part of the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail. All dates and times are stated in Japan Standard Time (JST) in this document.

Securities Code of Japan: 2830

September 10, 2025

To Our Shareholders:

Toshiya Ueda, Representative Director & President AOHATA Corporation 1-1-25 Tadanouminakamachi, Takehara-shi, Hiroshima

NOTICE OF THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

We would like to take this opportunity to thank you for your continued support.

Please take notice that the Extraordinary General Meeting of Shareholders of AOHATA Corporation (the "Company") will be held as described below.

To convene this general meeting of shareholders, the Company has adopted the measures for electronic provision of information which constitutes a part of the reference documents, etc. for general meeting of shareholders (items subject to electronic provision measures) and posted them on the Company's website. Please access the following website for your review.

[Official Website of the Company]

https://www.aohata.co.jp/company/ir/meeting.html

In addition to the Company's website, the Company has also posted the items subject to electronic provision measures on the Shareholder Meeting Materials website and the Tokyo Stock Exchange (TSE) website, which are accessible by the below URLs for your review.

Note:	This document has been translated from a part of the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail. All dates and times are stated in Japan Standard Time (JST) in this document.

[Shareholder Meeting Materials website]

https://d.sokai.jp/2830/25280196/

[Tokyo Stock Exchange website (TSE-Listed Company Information Service)]

https://www2.jpx.co.jp/tseHpFront/JJK020010Action.do?Show=Show

(To browse the information on the TSE website above, please access such website, make a search by entering "Aohata" in the "Issue name (Company name)" box or the Company's securities code "2830" in the "Code" box, and click on "Basic Information" and then "Documents for public inspection/PR Information," and you will find the information in the [Notice of General Shareholders Meeting/Informational Materials for a General Shareholders Meeting] section placed under the "Filed information available for public inspection.")

If not attending the meeting in person on that day, you can exercise your voting rights either via the Internet or in writing (by mail). In such cases, please vote in accordance with the guidance on page 4 by 6:00 p.m. on Wednesday, September 24, 2025, upon your review of "Reference Documents for the General Meeting of Shareholders."

Description

1.       Date and hour of meeting:

Thursday, September 25, 2025, at 10:00 a.m.

(Reception will open at 9:00 a.m.)

2.       Venue of meeting:

2nd Floor Hall, Multipurpose Center, Jam Factory of the Company

1-2-43 Tadanouminakamachi, Takehara-shi, Hiroshima

(Please refer to the "Venue of the Extraordinary General Meeting of Shareholders" at the end of this document.)

3.       Agenda:

Matters to be resolved:

Proposal:	Approval of the Share Exchange Agreement between the Company and Kewpie Corporation

E N D

•	When attending the meeting in person, please submit the enclosed voting form at the reception of the venue on that day.
•	In case where the items subject to electronic provision measures are amended, the Company will make a post on each of the aforementioned websites on the Internet to that effect along with initial and amended items.
•	The items subject to electronic provision measures are principally to be reviewed by shareholders through each of the aforementioned websites on the Internet, and the hard copies thereof are to be delivered only to the shareholders who make a request for such delivery by the record date. However, regarding this general meeting of shareholders, the hard copies of items subject to electronic provision measures will be delivered to all the shareholders with voting rights regardless of whether or not making such request.
•	Please note that the following items subject to electronic provision measures are omitted from the hard copies for delivery, pursuant to the laws and regulations and the Company's Articles of Incorporation;
the items in relation to Kewpie Corporation listed below among the reference documents for the general meeting of shareholders:
(i)	Articles of Incorporation; and
(ii)	Contents of financial statements, etc. for the last fiscal year (ended November 30, 2024)

Notes regarding the venue on the day of the meeting

•	The venue has a priority space for wheelchair users and please ask for use at the reception on the day of the meeting.
•	Those other than the shareholders are not allowed to enter the venue. However, shareholders may bring a caregiver or an interpreter (including a sign language interpreter) (principally one person) and please ask at the reception if you wish to accompany such a person.

Guidance for exercising voting rights

Voting rights are one of the major shareholders' rights at the general meeting of shareholders.

Please exercise your voting rights upon your review of the reference documents for the general meeting of shareholders.

There are three options for voting.

Voting by attending the meeting in person	Voting via the Internet	Voting in writing (by mail)

Please submit the enclosed voting form at the reception of the venue.	Please follow the guidance on the next pages and enter approval or disapproval regarding the proposal.	Please mark approval or disapproval for the proposal on the enclosed voting form and return it to the Company by mail.

Date and hour of the meeting:	Deadline:	Deadline:

10:00 a.m. Thursday, September 25, 2025 (Reception will be open from 9:00 a.m.)	Must be completed by 6:00 p.m. Wednesday, September 24, 2025	Must reach to the Company by 6:00 p.m. Wednesday, September 24, 2025

Guidance on how to fill out the voting form

Please indicate whether you approve or disapprove the proposal here.

•	When you approve:
•	When you disapprove:

*The image is a sample to illustrate the voting form.

In case where you return the voting form by mail and indicate neither approval nor disapproval thereon, the Company will treat it as if you have indicated approval.

If a voting right is exercised both via the Internet and in writing (by mail), the Company will treat only the voting via the Internet as valid one. If a voting right is exercised multiple times via the Internet, the Company will treat only the last voting as valid one.

Guidance on how to vote via the Internet

"Smart Voting" by scanning QR Code Log in with voting code and password You can log in to the Voting Rights Exercise website without entering voting code or password. Voting Rights Exercise website: https://www.web54.net 1. Please scan the QR Code printed on the bottom right of the voting form. * "QR Code" is a registered trademark of DENSO WAVE INCORPORATED. 2. Please follow the instructions displayed on the screen to enter your approval or disapproval. You can vote only once through "Smart Voting" method. When you have done Smart Voting and then like to change your vote, please go to the website for PC, enter your "" (voting code) and "" (password) printed on the voting form to log in, and then retry voting. * You will be redirected to the website for PC by rescanning the QR Code. a. Please access the Voting Rights Exercise website. b. Please enter your voting code printed on the voting form. c. Please enter the password printed on the voting form. d. Please follow the instructions displayed on the screen to enter your approval or disapproval. * The image is a sample to illustrate the screen for entry. Please call the contact on the right for any inquiries about voting via the Internet, including how to operate PCs or smartphones for voting. Sumitomo Mitsui Trust Bank, Limited Stock Transfer Agency Web Support Hotline Phone number: 0120-652-031 (Toll-free) (available from 9:00 a.m.to 9:00 p.m.)

Reference Documents for the General Meeting of Shareholders

Proposal: Approval of the Share Exchange Agreement between the Company and Kewpie Corporation

The board of directors of the Company ("AOHATA") and Kewpie Corporation ("Kewpie"; Kewpie and AOHATA are hereinafter collectively referred to as the "Companies") held on July 3, 2025 respectively resolved to implement a share exchange (the "Share Exchange") by which Kewpie will become the wholly owning parent company resulting from a share exchange and AOHATA will become the wholly owned subsidiary resulting from a share exchange, and the Companies executed a share exchange agreement (the "Share Exchange Agreement") on the same day.

On that ground, your approval regarding the Share Exchange Agreement would be respectfully requested.

The Share Exchange is planned to be implemented with effective date set for November 1, 2025, by Kewpie side through the simplified share exchange procedure without obtaining approval by a resolution of a general meeting of shareholders for the Share Exchange Agreement as prescribed in Article 796, Paragraph 2 of the Companies Act (Act No. 86 of 2005, as amended; the same applies hereinafter), and by AOHATA side upon obtaining approval by a resolution at this extraordinary general meeting of shareholders.

In addition, prior to the effective date of the Share Exchange (scheduled to be November 1, 2025), shares of common stock of AOHATA ("AOHATA Shares") will be delisted from the Standard Market of the Tokyo Stock Exchange Inc. ("TSE") on October 30, 2025 (with a final trading date of October 29, 2025).

The reasons to implement the Share Exchange, the contents of the Share Exchange Agreement and other matters related to this proposal are as follows:

1.      Reasons for Implementing the Share Exchange

Kewpie Group (meaning the company group composed of Kewpie and Kewpie's subsidiaries and affiliates; the same applies hereinafter), since its founding in 1919, has been operating its business as a corporate group that deals with the field of "food," which is indispensable for people to live, with the mission of continuing to contribute to delicious and healthy food life with safety and security as its fundamental principles. It aims to contribute to the food culture and health of people worldwide through "great taste, empathy, and uniqueness" as its basic management policy. Currently, Kewpie Group operates in six segments centered on "retail market," which focuses on mayonnaise and dressings for household use, and including "food service," "overseas," "fruit solutions," "fine chemicals," and "common." Kewpie Group has also formulated (announced in November 2024) a medium-term management plan covering four years from the fiscal year 2025, pursuant to which Kewpie Group is (i) focusing on "structural reform of domestic business," "acceleration of global expansion," "contributing to food culture and health," "consideration for the environment," and "enhancing the value of human capital," in line with the basic policy to contribute to customers around the world by creating social and economic value, and (ii) striving to further increase the corporate value.

Meanwhile, AOHATA was founded in 1932 under the name "Kidoen" with investment from Nakashima Shoten (currently NAKASHIMATO CO., LTD.), which was established by Toichiro Nakashima, the founder of Kewpie and AOHATA. Based on the belief that "the contents of canned foods are invisible, therefore, people who manufacture canned foods must be honest," AOHATA began with the manufacture of mandarin orange canned foods and jams and marmalades. AOHATA considers food processing not merely as "manufacturing" but as "creating flavor." Currently, it handles the manufacture and sale of jam and other processed fruit products, from procurement of raw materials from around the world to final production.

AOHATA has also formulated its 11th mid-term business plan, covering four years from December 2024. Aiming to realize its vision of "making people around the world happy with fruit," and in order to create a foundation to move away from its current focus on jam and achieve further growth, AOHATA is focusing on, for example, expanding into new fields, such as frozen fruit, by utilizing its technologies for bringing out "aromas," "colors," and "textures." AOHATA is committed to delivering customers with "deliciousness," "joy" and "kindness" and promoting its efforts to realize its vision of "AOHATA of Fruits."

As of July 3, 2025, Kewpie holds 3,687,536 AOHATA Shares (representing 44.62% (rounded off to the second decimal place; the same applies hereinafter for the calculation of the shareholding percentage) of the number of shares obtained by deducting the number of treasury shares held by AOHATA (27,188 shares) from the total number of issued shares of AOHATA (8,292,000 shares) as of May 31, 2025).

Since 2014, when Kewpie made AOHATA a consolidated subsidiary, the Companies have established a cooperative framework. However, in recent years, regarding the governance of listed companies, there has been a growing movement to strengthen measures to address structural conflict-of-interest risks. The announcement of the "Practical Guidelines for Group Governance System" by the Ministry of Economy, Trade and Industry in June 2019 and the further revision of the Corporate Governance Code in June 2021 have increased the economic and administrative burden on both Kewpie and AOHATA, as they are required to take various measures to ensure fairness and transparency in governance of listed subsidiaries. In addition, at present, the business environment continues to be challenging due to soaring costs of raw materials, logistics and labor amid the rapid changes in the external environment. In these circumstances, it is difficult for Kewpie to make optimal and prompt decisions in relation to the investment of management resources as Kewpie Group, such as requiring careful examination given to the interests of AOHATA's minority shareholders, as long as the Companies are operating as independent listed companies. In order for Kewpie to seek to increase the sharing of information and human resources with AOHATA, and in order for the Companies to mutually mobilize management resources and to further develop, Kewpie has concluded that the best way to maximize the corporate value of the entire group in the long term is for AOHATA to become a wholly owned subsidiary of Kewpie, creating an environment where even (i) upfront investments that are not necessarily expected to maximize short-term profits and (ii) initiatives that lead to temporary increases in costs can be promoted under a flexible and prompt decision-making system. Therefore, Kewpie made a proposal for the Share Exchange (the "Proposal") to AOHATA on March 25, 2025.

AOHATA, in response to the Proposal by Kewpie, its parent company and largest shareholder, decided to begin a detailed examination of the Share Exchange. Upon commencing the detailed examination of the Share Exchange, and prior to deliberation by AOHATA's Board of Directors of the pros and cons of the Share Exchange and adoption of any resolution in that regard, on April 25, 2025, AOHATA established a framework for conducting such detailed examination, including establishing a special committee composed of independent members who have no interest in Kewpie, the largest shareholder, (the "Special Committee"; for details, please see "3. (3) Particulars Given Due Consideration so as not to Harm the Interests of Shareholders of AOHATA" below) and the appointing outside experts, for the purposes of protecting AOHATA's minority shareholders from any structural conflict-of-interest issues that could arise from the Share Exchange, and in order to eliminate arbitrariness in decision-making and to establish a fair, transparent and objective decision-making process as one of the measures to ensure the fairness of the Share Exchange from the perspective of ensuring the fairness of the exchange ratio for the Share Exchange, eliminating arbitrariness in the decision-making process leading up to the decision to implement the Share Exchange, and avoiding conflicts of interest.

Through the Share Exchange, the parent-subsidiary relationship between Kewpie and AOHATA, which are two listed companies, will be dissolved, thereby completely eliminating the structural conflict of interest that had arisen between Kewpie and the minority shareholders of AOHATA. The Companies believe that both of them will be able to enjoy the benefit of being able to flexibly implement measures for the overall optimization of the Kewpie Group, which was difficult to achieve in the past from a corporate governance perspective.

The specific measures to be taken after the Share Exchange and synergies expected to be realized based on those measures are the following.

(i)	Maximization of Brand Value

The Companies believe that, by sharing Kewpie's brand development expertise and human resources, it will be possible to enhance and maximize the brand values of both Kewpie and AOHATA. In addition, Kewpie and AOHATA brands are highly compatible in the market and kitchen tables, and the Companies believe that joint branding and marketing efforts will further enhance the brand values.

(ii)	Mutual Utilization of Management Resources

The Companies believe that, by utilizing the domestic and overseas sales channels, production and procurement bases, and human resources of both Kewpie and AOHATA, they can expand their sales destinations and achieve synergistic sales growth. In addition, through collaborative sales activities, they can develop effective sales strategies, and in terms of research and development, they can develop new products with higher added value and introduce competitive products to the market. The Companies believe that they will be able to maximize profits through such collaboration in activities.

(iii)	Improvement of Management Efficiency

The Companies believe that Kewpie Group as a whole can expect a reduction of costs through the streamlining of head office and back-office functions and reduction of costs associated with a public listing. In addition, the Companies believe that group financing will make fund-raising available quickly and on favorable terms and that the optimal allocation of management resources and improved capital efficiency will be realized through mutual utilization and exchange of human resources, and commonization and integration of IT systems, etc.

Further, the Companies believe that, after the Share Exchange, the minority shareholders of AOHATA will, as shareholders of Kewpie, be able to enjoy the economic benefits of the increased corporate value resulting from the synergy between the Kewpie and AOHATA. In addition, the Companies believe that, in circumstances where the burden of responding to the development of systems required for listed companies and the costs of doing so are expanding, the Share Exchange will also lead to a reduction in the operational burden and costs associated with maintaining AOHATA's listing.

As a result of above considerations, after careful deliberation by the Companies, the Companies reached the conclusion that making AOHATA a wholly owned subsidiary of Kewpie through the Share Exchange will contribute to the enhancement of the corporate value of the Companies. Therefore, after considering and discussing various terms and conditions, including the allotment ratio, of the Share Exchange, the Companies reached an agreement, and on July 3, 2025, at their respective Board of Directors, each of the Companies resolved to implement the Share Exchange with the purpose of making AOHATA a wholly owned subsidiary of Kewpie and executed the Share Exchange Agreement.

2.       Content of the Share Exchange Agreement

The contents of the Share Exchange Agreement are as follows:

Share Exchange Agreement (Copy)

Kewpie Corporation ("Kewpie") and AOHATA Corporation ("AOHATA") hereby agree as follows and enter into a share exchange agreement (the "Agreement") as of July 3, 2025 (the "Execution Date").

Article 1 (Share Exchange)

Kewpie and AOHATA shall implement a share exchange reorganization (the "Share Exchange") whereby Kewpie shall become the wholly owning parent company and AOHATA shall become the wholly owned subsidiary resulting from the Share Exchange pursuant to the provisions of the Agreement. Kewpie shall acquire all the issued shares of AOHATA (excluding those owned by Kewpie).

Article 2 (Trade Names and Addresses of Wholly Owning Parent Company and Wholly Owned Subsidiary Resulting from a Share Exchange)

The trade names and addresses of Kewpie and AOHATA shall be as follows:

(1)        Kewpie (wholly owning parent company resulting from the Share Exchange)

Trade Name: Kewpie Corporation

Address: 1-4-13, Shibuya, Shibuya-ku, Tokyo

(2)       AOHATA (wholly owned subsidiary resulting from the Share Exchange)

Trade Name: AOHATA Corporation
Address: 1-1-25, Tadanouminakamachi, Takehara-shi, Hiroshima

Article 3 (Shares Delivered and Allotment in Connection with the Share Exchange)

1.        In the Share Exchange, Kewpie shall deliver to the shareholders of AOHATA (meaning shareholders after the cancellation of treasury shares pursuant to Article 9, and excluding Kewpie; hereinafter the same shall apply in this Article) as of the time immediately prior to Kewpie's acquisition through the Share Exchange of all the issued shares of AOHATA (the "Record Time") the number of Kewpie's common shares obtained by multiplying 0.91 by the total number of AOHATA's common shares held.

2.       In the Share Exchange, Kewpie shall allot to the shareholders of AOHATA as of the Record Time 0.91 shares of Kewpie's common stock per one of AOHATA's common shares.

3.       If there are any fractions less than one share of Kewpie's common shares to be allotted according to the preceding two paragraphs to the shareholders of AOHATA, Kewpie shall handle such fractions pursuant to Article 234 of the Companies Act and other relevant laws and regulations.

Article 4 (Matters Relating to Capital and Reserves of Kewpie)

The amount of increase in capital and reserves of Kewpie in connection with the Share Exchange shall be determined appropriately by Kewpie in accordance with Article 39 of the Ordinance on Accounting of Companies.

Article 5 (Effective Date)

The date on which the Share Exchange becomes effective (the "Effective Date") shall be November 1, 2025. However, if necessary to accommodate procedures for the Share Exchange or for any other reasons, Kewpie and AOHATA may change it upon mutual consultation and agreement.

Article 6 (Approval at General Meeting of Shareholders)

1.        Kewpie shall, according to the main clause of Article 796, Paragraph 2 of the Companies Act, implement the Share Exchange without obtaining approval at the general meeting of shareholders for the Agreement stipulated in Article 795, Paragraph 1 of the Companies Act. However, in cases where approval for the Agreement by a resolution at Kewpie's general meeting of shareholders becomes necessary under the provision of Article 796, Paragraph 3 of the Companies Act, Kewpie shall seek a resolution concerning approval for the Agreement and other matters necessary for the Share Exchange at the general meeting of shareholders by the day before the Effective Date.

2.       AOHATA shall seek a resolution concerning approval for the Agreement and other matters necessary for the Share Exchange at the general meeting of shareholders stipulated in Article 783, Paragraph 1 of the Companies Act by the day before the Effective Date.

Article 7 (Management of Company Assets, etc.)

Kewpie and AOHATA shall execute their business and administrate and operate their assets with due care of a prudent manager by themselves or through their subsidiaries during the period from the Execution Date to the Effective Date; if either of the parties intends to conduct acts that may have a significant impact on their assets or rights and obligations or implementation of the Share Exchange or conditions of the Share Exchange, such party shall conduct such acts upon prior consultation and agreement with the other party.

Article 8 (Dividend of Surplus)

1.       Kewpie may distribute a dividend of surplus not exceeding 32 yen per share with the record date set for May 31, 2025.

2.       AOHATA may distribute a dividend of surplus not exceeding 10 yen per share with the record date set for May 31, 2025.

3.       Except as provided in the preceding two paragraphs, Kewpie and AOHATA shall neither distribute any dividend of surplus during the period from the Execution Date to the Effective Date nor resolve to distribute any dividend of surplus with a record date set for a day prior to the Effective Date.

Article 9 (Cancellation of Treasury Shares)

AOHATA shall cancel all of its treasury shares held at the Record Time (including those acquired in response to share purchase demands from dissenting shareholders under Article 785, Paragraph 1 of the Companies Act made in connection with the Share Exchange) by a resolution at a meeting of AOHATA's board of directors to be held by the day before the Effective Date.

Article 10 (Amendment of Share Exchange Conditions and Termination of the Agreement)

If there are material changes due to natural disasters or other reasons in the assets or business conditions of Kewpie or AOHATA, if situations arise that cause significant hindrance to the implementation of the Share Exchange, or otherwise if it becomes difficult to achieve the purpose of the Agreement during the period from the Execution Date to the Effective Date, Kewpie and AOHATA may amend the conditions of the Share Exchange or other contents of the Agreement or terminate the Agreement upon mutual consultation and agreement.

Article 11 (Effectiveness of the Agreement)

The Agreement shall cease to be effective in any of the following cases:

(1)        if approval by a resolution at Kewpie's general meeting of shareholders becomes necessary pursuant to the Article 6, Paragraph 1 and such approval is not obtained by the day before the Effective Date;

(2)       if approval by a resolution at AOHATA's general meeting of shareholders pursuant to Article 6, Paragraph 2 is not obtained by the day before the Effective Date;

(3)       if Kewpie or AOHATA fails to obtain approval, etc. required by laws and regulations from related governmental authorities for implementation of the Share Exchange by the Effective Date; or

(4)       if the Agreement is terminated pursuant to the preceding Article.

Article 12 (Governing Law and Jurisdiction)

1.       The Agreement and all rights and obligations of Kewpie or AOHATA arising under or in connection with the Agreement shall be governed by and construed in accordance with the laws of Japan.

2.       Any disputes arising between Kewpie and AOHATA under or in connection with the Agreement shall be subject to the agreed exclusive jurisdiction of Tokyo District Court as the court of first instance.

Article 13 (Matters for Consultation)

In addition to the matters stipulated in the Agreement, any matters necessary for the Share Exchange shall be determined by Kewpie and AOHATA through sincere mutual consultation and agreement in accordance with the purpose of the Agreement.

(Intentionally left Blank)

IN WITNESS WHEREOF, the Agreement shall be prepared in two original copies, both of which shall be signed and sealed by Kewpie and AOHATA, and one original shall be retained by each party.

July 3, 2025

Kewpie Corporation
1-4-13, Shibuya, Shibuya-ku, Tokyo
Mitsuru Takamiya

Representative Director, President and Chief Executive Corporate Officer

AOHATA Corporation
1-1-25, Tadanouminakamachi, Takehara-shi, Hiroshima
Toshiya Ueda

Representative Director & President

3.       Matters Concerning the Appropriateness of the Consideration for the Exchange

(1)	Matters concerning the Appropriateness of the Total Number of the Consideration for the Exchange and its Allotment

(A)	Details of the Allotment in the Share Exchange
	Kewpie (wholly owning parent company resulting from a share exchange)	AOHATA (wholly owned subsidiary resulting from a share exchange)
Allotment ratio for the Share Exchange	1	0.91
Number of shares to be delivered in the Share Exchange	Common stock of Kewpie: 4,154,001 shares (scheduled)

(Note 1) Allotment ratio of shares

Kewpie will allot and deliver 0.91 shares of common stock of Kewpie ("Kewpie Shares") per one AOHATA Share; provided, however, that no shares will be allotted in the Share Exchange for AOHATA Shares held by Kewpie.

The above allotment ratio for the Share Exchange (the "Share Exchange Ratio") might be changed upon consultation and agreement between the Companies if there are any material changes to the terms and conditions based on which the Share Exchange Ratio is calculated.

(Note 2) Number of Kewpie Shares to be delivered in the Share Exchange

In the Share Exchange, Kewpie will allot and deliver to the shareholders of AOHATA (meaning shareholders after the cancellation of treasury shares as described below, and excluding Kewpie) as of the time immediately prior to Kewpie's acquisition through the Share Exchange of all the issued shares of AOHATA (excluding AOHATA Shares held by Kewpie) (the "Record Time") the number of Kewpie Shares calculated by multiplying the total number of AOHATA Shares by the Share Exchange Ratio.

Kewpie intends to use the treasury shares held by Kewpie as the shares to be delivered through the Share Exchange, and does not plan to issue new shares for the allotment in the Share Exchange.

Additionally, in order to improve shareholder interests by implementing flexible capital management and improving capital efficiency, Kewpie plans to acquire a maximum of 9,600,000 Kewpie Shares (the "Share Repurchase"). The following is an outline of the Share Repurchase plan: (i) type of shares to be acquired: Kewpie Shares; (ii) total number of shares that can be acquired: 9,600,000 shares (representing 6.91% of the total number of issued shares (excluding treasury shares)); (iii) total amount of acquisition price of shares: 24,000 million yen (maximum); (iv) acquisition period: from July 4, 2025 to May 31, 2026; (v) method of acquisition: market purchase at TSE; (vi) other necessary matters: all decisions regarding necessary matters other than (i) through (v) with regard to the Share Repurchase shall be made at the discretion of Representative Director, President and Chief Executive Corporate Officer; and (vii) (reference) status of treasury shares held as of May 31, 2025: 139,010,535 issued shares in total (excluding treasury shares) and 2,489,465 treasury shares.

AOHATA plans to cancel, at the Record Time, all of the treasury shares held by it as of the Record Time (including shares acquired in response to share purchase demands from dissenting shareholders in connection with the Share Exchange under Article 785, Paragraph 1 of the Companies Act) by a resolution at its meeting of the Board of Directors to be held on or before the day preceding the effective date of the Share Exchange.

The number of shares to be delivered in the Share Exchange is subject to change due to acquisition or cancellation of AOHATA's treasury shares or for other reasons.

(Note 3) Handling of shares constituting less than one unit

Shareholders of AOHATA who will hold shares less than one unit (less than one unit (100 shares)) of Kewpie as a consequence of the Share Exchange may participate in the following program with respect to Kewpie Shares. Shares less than one unit cannot be sold on a financial instruments exchange.

Buyback program for shares less than one unit (sale of shares less than 100 shares):

Under this program, any shareholder who holds shares less than one unit of Kewpie may, in accordance with the provisions of Article 192, Paragraph 1 of the Companies Act, request Kewpie to purchase shares less than one unit held by that shareholder.

(Note 4) Treatment of fractions of less than one share

In relation to shareholders of AOHATA who will be allotted fractions of less than one share of Kewpie Shares as a consequence of the Share Exchange, Kewpie will, in accordance with the provisions of Article 234 of the Companies Act and other relevant laws and regulations, sell Kewpie Shares equal to the total number of those fractions of less than one share (any fractions of less than one share in such total number to be rounded down to the nearest whole number) and pay the sales proceeds to each of those shareholders in proportion to the value of such fractions of less than one share.

(B)	Rational for Allotment of Shares in Connection with the Share Exchange
(I)	Rational and Grounds for Allotments

In order to ensure the fairness and appropriateness of the calculation of the Share Exchange Ratio to be used in the Share Exchange as described in "(A) Details of the Allotment in the Share Exchange" above, Kewpie and AOHATA each separately requested a third-party appraiser independent from the Companies to calculate the Share Exchange Ratio. Kewpie appointed Daiwa Securities Co., Ltd. ("Daiwa Securities"), and AOHATA appointed Plutus Consulting Co. Ltd. ("Plutus"), as their respective third-party appraiser.

As a result of careful deliberation and examination taking into consideration, among other things, the valuation report on the share exchange ratio obtained from Kewpie's third-party appraiser Daiwa Securities, advice from Kewpie's legal advisor Nagashima Ohno & Tsunematsu, and the results of the due diligence conducted by Kewpie on AOHATA, as described in "(3) Particulars Given Due Consideration so as not to Harm the Interests of Shareholders of AOHATA" below, Kewpie concluded that the Share Exchange Ratio is appropriate and will contribute to the interests of the shareholders of Kewpie. Accordingly, Kewpie determined that the implementation of the Share Exchange at the Share Exchange Ratio is appropriate.

At the same time, AOHATA conducted careful deliberations and consultations with Kewpie several times taking into consideration the valuation report on the share exchange ratio and an opinion stating that the Share Exchange Ratio is fair from a financial perspective for AOHATA's shareholders (a fairness opinion) (the "Fairness Opinion") obtained from AOHATA's third-party appraiser Plutus, the advice from AOHATA's legal advisors, Sueyoshi & Sato and SHIOMIZAKA, the results of the due diligence conducted by AOHATA on Kewpie, and instructions and advice from the Special Committee and the contents of the written report received on July 2, 2025, as described in "(3) Particulars Given Due Consideration so as not to Harm the Interests of Shareholders of AOHATA" below (for details, please refer to "(C) Obtaining a Written Report by AOHATA from the Special Committee Consisting of Disinterested Members" in "(3) Particulars Given Due Consideration so as not to Harm the Interests of Shareholders of AOHATA" below. Then, based on the fact that the Share Exchange Ratio can be said to be appropriate as described in "(II) (ii) Outline of Calculation" below, AOHATA determined that the Share Exchange Ratio would contribute to the interests of AOHATA's minority shareholders. Based on the above discussions and results, AOHATA determined that the implementation of the Share Exchange at the Share Exchange Ratio is appropriate.

As described above, Kewpie and AOHATA held multiple negotiations and consultations while referring to the valuation results concerning share exchange ratio submitted by their respective third-party appraisers and comprehensively taking into account the financial conditions, asset statuses, future outlooks, and other factors of both companies. As a result, Kewpie and AOHATA have reached the decision that the Share Exchange Ratio is appropriate and will contribute to the interests of their respective shareholders. Accordingly, the Companies determined that the implementation of the Share Exchange at the Share Exchange Ratio is appropriate. The Share Exchange Ratio may, in accordance with the Share Exchange Agreement, be changed upon consultation between the Companies if there are any material changes to the terms and conditions on which the Share Exchange Ratio was calculated.

(II)	Matters Relating to Calculation
(i)	Names of the Appraisers and Relationships with the Companies

Neither Kewpie's third-party appraiser, Daiwa Securities, nor AOHATA's third-party appraiser, Plutus, is a related party of either Kewpie or AOHATA. Such appraisers are independent from the Companies, and none of the appraisers has a material interest that must be disclosed in relation to the Share Exchange.

(ii)	Outline of Calculation

With respect to Kewpie, Daiwa Securities performed its calculation using the market price analysis, since the shares of Kewpie are listed on the financial instruments exchange and have a market price. Under the market price analysis, the calculation reference date was set at July 2, 2025, and the simple average closing prices on the Prime Market of the TSE in each of the one (1)-month, three (3)-month and six (6)-month periods prior to the calculation reference date were used.

With respect to AOHATA, Daiwa Securities performed its calculation using (i) the market price analysis, since the shares of AOHATA are listed on the financial instruments exchange and have a market price, and (ii) the discounted cash flow method ("DCF method") to reflect future business activities of AOHATA in the evaluation. Under the market price analysis, the calculation reference date was set at July 2, 2025, and the simple average closing prices on the Standard Market of the TSE in each of the one (1)-month, three (3)-month and six (6)-month periods prior to the calculation reference date were used.

Under the DCF method, Kewpie independently reviewed the financial projections provided by AOHATA and calculated the share value by discounting the future cash flows, which is based on the financial projections for the period from the fiscal year ending November 2025 until the fiscal year ending November 2028, to the present value using a certain discount rate.

The range of the share exchange ratio using the above valuation methods, where the share value per share of Kewpie Shares is one (1), is as follows.

Calculation method		Calculation result of share exchange ratio
Kewpie	AOHATA
Market price analysis	Market price analysis	0.78～0.82
	DCF method	0.65～1.15

In calculating the share exchange ratios above, Daiwa Securities has, in principle, used information provided to it by AOHATA and Kewpie and publicly available information as presented, and has assumed that all of such materials and information are accurate and complete, and Daiwa Securities has not made any independent study of the accuracy or completeness thereof. Daiwa Securities has not made any independent assessment, appraisal or evaluation, and has not requested any third-party institution to conduct any appraisal or evaluation, in connection with any assets or liabilities (including contingent liabilities) of AOHATA, including any analysis and assessment of their respective assets or liabilities. The calculation of the share exchange ratio by Daiwa Securities is based on the information and the economic conditions as of July 2, 2025. Daiwa Securities has also proceeded on the rational that the financial projections of AOHATA have been reasonably examined or prepared by the management of the Companies based on the best forecasts and judgments available at that time.

The income stated in the financial projections of AOHATA, which Daiwa Securities used as a rational for the calculation in the DCF method, are expected to increase significantly. Specifically, operating income is expected to increase by 152.2% year-on-year in the fiscal year ending November 30, 2026, and by 32.4% year-on-year in the fiscal year ending November 30, 2027. Since it is difficult to estimate the synergies expected to be realized from the Share Exchange at this time, such financial projections do not assume the implementation of the Share Exchange, except for listing maintenance costs.

On the other hand, with respect to Kewpie, Plutus performed its calculation using the market price analysis, since the shares of Kewpie are listed on the financial instruments exchange and have a market price. Under the market price analysis, the calculation reference date was set at July 2, 2025, and the closing price on the Prime Market of the TSE on the calculation reference date and the simple average closing prices on the Prime Market of the TSE in each of the one (1)-month, three (3)-month and six (6)-month periods prior to the calculation reference date were used.

With respect to AOHATA, Plutus performed its calculation using the market price analysis, since the shares of AOHATA are listed on the financial instruments exchange and have a market price, and the DCF method was also used in order to reflect the status of future business activities in the evaluation. Under the market price analysis, the calculation reference date was set at July 2, 2025, and the closing price on the Standard Market of the TSE on the calculation reference date and the simple average closing prices on the Standard Market of the TSE in each of the one (1)-month, three (3)-month and six (6)-month periods prior to the calculation reference date were used.

Under the DCF method, Plutus evaluated AOHATA's corporate value by discounting AOHATA's future cash flow, which is based on financial projections from the fiscal year ending November 2025 until the fiscal year ending November 2028 as prepared by AOHATA, to the present value using a certain discount rate. The perpetual growth method was used to calculate the terminal value in the DCF method. Specifically, the discount rate applied in the calculation was 3.7 % to 4.2 % and the terminal growth rate was 0%.

The range of share exchange ratio using the above valuation methods, where the share value per share of Kewpie Shares is one (1), is as follows.

Calculation method		Calculation result of share exchange ratio
Kewpie	AOHATA
Market price analysis	Market price analysis	0.74～0.82
	DCF method	0.80～1.06

In calculating the share exchange ratios above, Plutus has, in principle, used materials and information provided to it by the Companies and publicly available information as presented, and has assumed that all of the materials and information under analysis and consideration are accurate and complete, and Plutus has not made any independent study of the accuracy or completeness of such materials and information. Plutus has assumed that the business outlook and the financial projections of AOHATA have been reasonably prepared by the management of AOHATA based on the best forecasts and judgments available at that time. The income stated in the business outlook and the financial projections of AOHATA are expected to increase significantly. Specifically, operating income is expected to increase by 123.2% year-on-year in the fiscal year ending November 30, 2026, and by 37.5% year-on-year in the fiscal year ending November 30, 2027. Since it is difficult to specifically estimate the synergies expected to be realized from the Share Exchange at this time, such financial projections used by Plutus for DCF method do not assume the implementation of the Share Exchange.

Plutus has confirmed the details of such financial projections, which were used as the rational of the calculation, through question-and-answer sessions with AOHATA. In addition, as described in "(C) Obtaining a Written Report by AOHATA from the Special Committee Consisting of Disinterested Members" in "(3) Particulars Given Due Consideration so as not to Harm the Interests of Shareholders of AOHATA" below, the Special Committee has inspected the reasonableness of the details, material assumptions, the process of preparation, etc., and confirmed that they are not unreasonable.

In addition, AOHATA obtained the Fairness Opinion from Plutus on July 2, 2025. The Fairness Opinion expresses the opinion that the share exchange ratio agreed by and between the Companies is fair for the minority shareholders of AOHATA from a financial perspective, in light of the results, etc. of the calculation of the share exchange ratio based on the business plan prepared by AOHATA and the market share prices of both of the Companies. In addition to the results of the calculation of the share exchange ratio, which was conducted after Plutus received disclosure from AOHATA regarding the current status of AOHATA's business, future business plans, etc., and explanations regarding these matters, the Fairness Opinion was issued through question-and-answer sessions with each of the Companies regarding the outline, background and purpose of the Share Exchange; a review of the business environment and economic, market and financial conditions of both of the Companies, to the extent deemed necessary by Plutus; and a review process by a review board of Plutus independent from the engagement team at Plutus.

(Note)	In preparing and submitting the Fairness Opinion and calculating the share exchange ratios above, which is the basis of the Fairness Opinion, Plutus relied on the basic materials provided to it by AOHATA, publicly available information, and the information received at question-and-answer sessions with both of the Companies, on the assumption that such materials and information are accurate and complete, and that there is no information not disclosed to Plutus that would have a significant impact on the calculation of the share exchange ratio. Plutus has not conducted any investigation or study other than the procedures described above, and is not obligated to do so.
In addition, Plutus has not made any independent evaluation or appraisal in connection with any assets or liabilities (including off-balance-sheet assets and liabilities, and other contingent liabilities) of the Companies and their affiliates, including analysis and evaluation of individual assets and liabilities, and has not received any valuation or appraisal report from either of the Companies or their affiliates. Plutus also has not evaluated the creditworthiness of any of the Companies or their affiliates under applicable laws and regulations relating to bankruptcy, insolvency or similar matters.
Plutus assumes that AOHATA's business plan and other materials used by Plutus as the rational for the Fairness Opinion have been reasonably prepared by AOHATA's management based on their best forecasts and judgment at the time of preparation of such materials, and Plutus makes no warranties as to their feasibility and expresses no view as to the analyses, forecasts or assumptions on which these business plan and other materials were based.

Plutus assumes that the Share Exchange Agreement has been lawfully and validly prepared and executed, that it will be approved at the general meeting of shareholders of AOHATA, that the Share Exchange will be lawfully and validly implemented in accordance with the conditions stated in the Share Exchange Agreement, and that the Share Exchange will be completed in accordance with the conditions of the Share Exchange Agreement without any waiver, modification, or alteration of the important conditions or agreed matters stated in the Share Exchange Agreement. Plutus has also assumed that the Share Exchange will be lawfully and validly implemented and that all governmental, regulatory or other consents or approvals necessary to implement the Share Exchange will be obtained without prejudice to any benefits expected from the Share Exchange, and Plutus is under no obligation to independently investigate such matters.
Plutus has not been asked by AOHATA to review AOHATA's decision to implement the Share Exchange or to compare and evaluate the Share Exchange relative to other strategic alternatives, and has not done so. Plutus is not an accounting, tax or legal expert and has not independently analyzed or reviewed the legality and validity of any matter relating to the Share Exchange or the appropriateness of any accounting or tax treatment thereof, and is not obligated to do so.
The Fairness Opinion expresses the view, as of its issuance date, on whether the Share Exchange Ratio agreed by the Companies is fair to the minority shareholders of AOHATA from a financial perspective, based on the financial, capital markets and economic conditions and other circumstances as of the issuance date, as well as the information provided to or obtained by Plutus up to that date. Plutus is under no obligation to update, modify or supplement the contents of the Fairness Opinion due to any changes in circumstances that may occur thereafter. The Fairness Opinion does not infer or imply any opinion regarding matters other than those expressly stated therein or matters subsequent to the date of submission of the Fairness Opinion. The Fairness Opinion only expresses an opinion on the fairness of the Share Exchange Ratio for AOHATA's minority shareholders from a financial perspective and does not express any opinions to the holders of securities issued by AOHATA, creditors or other stakeholders of AOHATA, and does not recommend any actions to AOHATA's shareholders regarding the Share Exchange. The Fairness Opinion was provided by Plutus for the purpose of being used as a rational for the decisions of the Board of Directors of AOHATA and the Special Committee regarding the Share Exchange Ratio, and any third party may not rely upon the Fairness Opinion.

(2)	Reason why the Kind of Property was Chosen as Consideration for the Exchange

Kewpie and AOHATA have selected the common stock of Kewpie, which will become a wholly owning parent company resulting from a share exchange, as consideration for the Share Exchange. The Companies believe that the above choice is appropriate because Kewpie’s common stock is listed on the Prime Market of the TSE, which means that shareholders of AOHATA will have the opportunities to trade their shares on that market after the effective date of the Share Exchange, and such shareholders will be able to enjoy the synergies resulting from the Share Exchange.

As a result of the Share Exchange, AOHATA will become a wholly owned subsidiary of Kewpie on November 1, 2025 (scheduled), which is the effective date of the Share Exchange, and AOHATA Shares are scheduled to be delisted as of October 30, 2025 (with a final trading date of October 29, 2025). If the current effective date of the Share Exchange is changed, the delisting date will also be changed.

Following the delisting, it will no longer be possible to trade AOHATA Shares on the TSE. Since Kewpie Shares that are to be allotted to the shareholders of AOHATA in the Share Exchange are listed on the TSE, although some shareholders may only receive an allotment of shares constituting less than one unit, Kewpie Shares constituting one or more units can be traded on a financial instruments exchange market even on or after the effective date of the Share Exchange. The Companies therefore believe that the liquidity of Kewpie Shares will continue to be maintained.

On the other hand, the shareholders who will hold shares constituting less than one unit of Kewpie Shares will not be able to sell their shares on a financial instruments exchange market. However, such shareholders may demand that Kewpie purchase the shares held by them and are less than one unit. For details of such handling, please refer to Note 3 (Handling of shares constituting less than one unit) in "(1) (A) Details of the Allotment in the Share Exchange" above. For details regarding the handling of fractions less than a single Kewpie Share allotted in the Share Exchange, please refer to Note 4 (Treatment of fractions of less than one share) in "(1) (A) Details of the Allotment in the Share Exchange" above.

Shareholders of AOHATA may trade AOHATA Shares held by them until October 29, 2025 (scheduled), which is the last trading date, on the TSE and may also execute their legal rights provided for in the Companies Act and other related laws and regulations.

(3)	Particulars Given Due Consideration so as not to Harm the Interests of Shareholders of AOHATA

Since Kewpie already holds 3,687,536 AOHATA Shares (representing 44.62% of the number of shares obtained by deducting the number of treasury shares (27,188 shares) from the total number of issued shares of AOHATA (8,292,000 shares) as of May 31, 2025) and since, according to the effective control standards, AOHATA is a consolidated subsidiary of Kewpie, the Companies determined that it is necessary to ensure fairness in the Share Exchange and have taken the following measures to ensure fairness (including measures to avoid conflicts of interest).

(A)	Obtaining Valuation Reports from Third-Party Appraisers Independent from the Companies

Kewpie appointed Daiwa Securities, which is a third-party appraiser independent from Kewpie and AOHATA, and obtained a valuation report on the share exchange ratio dated July 2, 2025. For an outline of the valuation report, please refer to "(1) (B) (II) Matters Relating to Calculation" above. Kewpie did not obtain an opinion from Daiwa Securities stating that the Share Exchange Ratio is fair for shareholders of Kewpie from a financial perspective (a fairness opinion).

On the other hand, AOHATA appointed Plutus, which is a third-party appraiser independent from Kewpie and AOHATA, and obtained a valuation report on the share exchange ratio dated July 2, 2025. AOHATA obtained the Fairness Opinion from Plutus. For an outline of the valuation report and the Fairness Opinion, please refer to "(1) (B) (II) Matters Relating to Calculation" above.

(B)	Advice from Independent Law Firms

Kewpie appointed Nagashima Ohno & Tsunematsu as its legal advisor and AOHATA appointed Sueyoshi & Sato and SHIOMIZAKA as its legal advisors for the Share Exchange, and they respectively obtained advice from a legal perspective concerning various procedures for the Share Exchange and the decision-making method.

Nagashima Ohno & Tsunematsu, Sueyoshi & Sato and SHIOMIZAKA are independent from, and have no material interests in, Kewpie and AOHATA.

(C)	Obtaining a Written Report by AOHATA from the Special Committee Consisting of Disinterested Members

In response to a proposal for the Share Exchange by Kewpie, its parent company and controlling shareholder, upon commencing the detailed examination of the Share Exchange, and prior to deliberation by AOHATA's Board of Directors of the pros and cons of the Share Exchange and adoption of any resolution in that regard, on April 25, 2025, AOHATA established the Special Committee composed of three (3) members, Mr. Haruhiko Tsunokawa and Ms. Yoko Ishino, Outside Directors of AOHATA, and Ms. Sayaka Hieda (attorney-at-law), Outside Corporate Auditor of AOHATA, who, respectively, have no interest in Kewpie, the controlling shareholder, and whose statuses as independent officers have been notified to TSE, for the purpose of protecting AOHATA's minority shareholders from any structural conflict-of-interest issues that could arise from the Share Exchange, and in order to eliminate arbitrariness in decision-making and to establish a fair, transparent and objective decision-making process as one of the measures to ensure the fairness of the Share Exchange from the perspective of ensuring the fairness of the exchange ratio for the Share Exchange, eliminating arbitrariness in the decision-making process leading up to the decision to implement the Share Exchange, and conflicts of interest (the remuneration for the members of the Special Committee as consideration for the duties is a fixed amount regardless of the content of the report, and does not include any contingency fees payable on the condition of the completion, etc. of the Share Exchange). AOHATA consulted with the Special Committee matters in relation to (I) the reasonableness of the purposes of the Share Exchange (including whether the Share Exchange will contribute to the enhancement of the corporate value of AOHATA), (II) the appropriateness of the terms and conditions of the Share Exchange (including the appropriateness of the method of implementation and the exchange ratio of the Share Exchange), (III) the fairness of the procedures for the Share Exchange (including an examination of what measures should be taken to ensure fairness and to what extent they should be implemented), and (IV) the assertion that the Share Exchange would not be disadvantageous to the minority shareholders of AOHATA, taking into account (I) through (III) above (the "Consultation Matters"). Upon consultation of the Consultation Matters, AOHATA also granted the Special Committee (a) the authority (x) to negotiate with AOHATA and Kewpie with regard to the transaction terms and conditions of the Share Exchange and (y), even if AOHATA and/or its advisors negotiate with Kewpie with regard to the transaction terms and conditions, to substantially influence the negotiation process regarding the transaction terms and conditions by confirming the policy for such negotiation in advance, receiving reports on the status of such negotiation in a timely manner, and expressing opinions, providing instructions and making requests at important stages, (b) the authority to nominate or approve (including ex post facto approval) any third-party appraiser, legal advisor, financial advisor and other advisors for AOHATA, (c) the authority to appoint any third-party appraiser, and advisor for financial, legal and other affairs for the Special Committee at AOHATA's expense as the Special Committee deems necessary, and (d) the authority to obtain and receive, at AOHATA's expense, information necessary for judgment and examination on the Consultation Matters from AOHATA's officers, employees and other persons that the Special Committee determines necessary.

The Special Committee carefully examined the Consultation Matters by holding meetings of the Special Committee eleven (11) times in total during the period from April 25, 2025 to July 2, 2025, in addition to expressing opinions or obtaining information through email and other means, holding discussions from time to time, and taking other actions as necessary. Specifically, the Special Committee first confirmed that there were no issues regarding the independence and expertise of Plutus, appointed by AOHATA as its financial advisor and third-party appraiser, and Sueyoshi & Sato and SHIOMIZAKA, appointed by AOHATA as its legal advisors, and approved those appointments. Subsequently, the Special Committee sent a letter to Kewpie asking about the purposes of the Share Exchange and other related matters, and, at question-and-answer sessions with Kewpie, the Special Committee received explanations from Kewpie and discussed with Kewpie regarding the purposes of the Share Exchange, the background of, and course of events that led to, the Share Exchange, the reasons for opting the Share Exchange as the transaction method, and Kewpie's thoughts on its management policy and treatment of employees after the Share Exchange. Furthermore, the Special Committee received advice from Sueyoshi & Sato and SHIOMIZAKA, the legal advisors for AOHATA, on the method of decision-making by AOHATA's Board of Directors with respect to the Share Exchange, measures to ensure the fairness of the operation of the Special Committee and other procedural aspects related to the Share Exchange, and measures to avoid conflicts of interest. The Special Committee also received explanations from, and held question-and-answer sessions with, Sueyoshi & Sato and SHIOMIZAKA in relation to the result of legal due diligence on Kewpie. Moreover, the Special Committee received explanations from, and held question-and-answer sessions with, Plutus, the financial advisor and third-party appraiser appointed by AOHATA, in relation to the methods and results of the calculation of the consideration (such as the Share Exchange Ratio) in the Share Exchange, and inspected the reasonableness thereof. In addition, the Special Committee received an explanation regarding the issuance procedures, etc., for the Fairness Opinion submitted to AOHATA by Plutus, the financial advisor and third-party appraiser appointed by AOHATA, and held question-and-answer sessions regarding the Fairness Opinion. Furthermore, the Special Committee, with the advice of Plutus, Sueyoshi & Sato and SHIOMIZAKA, established the negotiation policy for the consideration (such as the Share Exchange Ratio) in the Share Exchange, received reports on the negotiation content as needed, and provided instructions as required, thereby being substantially involved in the negotiation between Kewpie and AOHATA. Under these circumstances, as a result of careful discussions and examination of the Consultation Matters, the Special Committee submitted to AOHATA's Board of Directors a written report on July 2, 2025 to the effect that the Share Exchange is not considered to be disadvantageous to the minority shareholders of AOHATA. An outline of the opinions of the Special Committee is as follows.

(i)	Reasonableness of the Purposes of the Share Exchange (including Whether the Share Exchange Will Contribute to the Enhancement of the Corporate Value of AOHATA)

In view of the points below, no unreasonable points were found in AOHATA's recognition of the facts related to the reasonableness of the purpose of the Share Exchange or in the course of examination of the Share Exchange, and the synergies expected from the Share Exchange are considered to be feasible to a certain extent; meanwhile, the disadvantages are considered to be limited. Therefore, it is considered that the Share Exchange will contribute to the enhancement of the corporate value of AOHATA and that the purpose of the Share Exchange is reasonable.

a.	No unreasonable points were found in AOHATA's recognition of the business environment and management challenges behind the Share Exchange described in "1. Reasons for Implementing the Share Exchange" above, or in the course by which the Share Exchange was examined based on such environment issues.

b.	In particular, with respect to the handling of the AOHATA brand, which is the source of the corporate value of AOHATA, it has been confirmed that AOHATA and Kewpie will aim to enhance the brand value of the entire group by working closely together while maintaining the independence of their respective brands after the Share Exchange. AOHATA also has been considering measures to maintain and enhance the brand value of AOHATA, and it is considered that AOHATA can implement these measures on its own. However, given that the business environment continues to be challenging due to soaring costs of materials, logistics and labor, AOHATA does not have the capacity to conduct necessary and sufficient advertising or product development, etc. It seems that strengthening the relationship with Kewpie, which is skilled in medium- to long-term brand strategy and has ample financial resources to allocate to brand value enhancement measures, results in enhancing not only the brand value of AOHATA but also the corporate value of AOHATA.
c.	Given the challenging business environment described above, it is essential for AOHATA Group (meaning the company group composed of AOHATA and AOHATA's subsidiaries and affiliates) to invest funds in IT systems, intellectual property, sales activities, research and development, etc. as measures to achieve medium- to long-term growth, but AOHATA has its limits when it comes to doing this alone. Under these circumstances, in light of the prospect that implementing the Share Exchange will make it possible to, for example, mutually utilize management resources, consolidate back-office operations and reduce listing maintenance costs, and the fact that what Kewpie proposed is concrete and realistic to a certain extent, it seems possible to evaluate the Share Exchange as having the effect of contributing to the enhancement of the corporate value of AOHATA through certain synergies.
d.	On the other hand, as disadvantages of AOHATA Shares going private, there are concerns such as (i) inability to raise funds through equity financing from capital markets, (ii) loss of social credibility enjoyed by being a listed company, and (iii) unfavorable effects on human resource recruitment. However, according to explanation and materials provided to the Special Committee by AOHATA, first, regarding (i), it is not considered a problem because AOHATA has not engaged in equity financing in recent years, and in addition to the fact that fund raising is not an urgent issue, after going private, it will be able to raise funds on more favorable terms compared with external fund raising by utilizing Kewpie Group's cash management system. Furthermore, regarding (ii), even after the implementation of the Share Exchange, it has been confirmed between AOHATA and Kewpie that AOHATA's unique brand will continue to be maintained while respecting the expertise of the Companies and the impact on the value of the brand due to going private is expected to be limited. Additionally, AOHATA has established relationships with its business partners based on its long-standing business history, and therefore, from this perspective as well, the impact on business relationships due to going private is anticipated to be limited. Moreover, regarding (iii), in addition to maintaining the AOHATA brand, given AOHATA's name recognition and credibility, the impact of going private and delisting on the recruitment of new employees and retention of existing employees is expected to be limited, and the credibility of AOHATA as a member of Kewpie Group will be maintained even after the Share Exchange. Additionally, according to Kewpie, promoting efficient personnel allocation across the entire group enables the securing of excellent human resources.

(ii)	Appropriateness of the Transaction Terms and Conditions of the Share Exchange (including Appropriateness of the Method of Implementation of the Share Exchange and the Share Exchange Ratio)

In view of the points below, the transaction terms and conditions of the Share Exchange can be considered to be appropriate:

a.	The reason for selecting a share exchange is that it allows for a shorter schedule compared to a scheme involving a tender offer, thereby reducing the practical burden, and that it is economically reasonable for Kewpie because it enables the utilization of treasury shares held by Kewpie for policy reasons. No unreasonable points were found in this explanation. In addition, if it could be said that the Share Exchange was implemented at a time when AOHATA's market price was on a downward trend and Kewpie's market price was on a sharp upward trend, it could be considered an attempt to unfairly harm the interests of shareholders of AOHATA, however, no such circumstances were found. Furthermore, through the Share Exchange, shareholders of AOHATA will be able to enjoy the synergies resulting from the Share Exchange by acquiring the Kewpie Shares. Especially, Kewpie has established a shareholder return policy stating that it aims to achieve a cumulative total return ratio of 50% or higher over the four-year period from the fiscal year 2025 to the fiscal year 2028, as outlined in its mid-term business plan and Kewpie intends to continue prioritizing shareholder returns even after the Share Exchange. Therefore, it is also possible to assess that Kewpie Shares does not constitute an unfavorable the type of consideration for the Share Exchange for minority shareholders of AOHATA from this perspective.
b.	With respect to the calculation method used for the calculation of the share exchange ratio by Plutus stated in "(1) (B) (II) (ii) Outline of Calculation" above, after considering the detailed explanation provided by Plutus, including the reasons for selecting the valuation method, no particular unreasonable points were found in calculation of the share exchange ratio by Plutus.
c.	With respect to the process of preparation, etc. of the business plan of AOHATA underlying the DCF method used by Plutus to calculate the share exchange ratio, a question-and-answer session was held with AOHATA, and AOHATA explained that its business plan was prepared based on its 11th mid-term management plan, taking into account the results of the current fiscal year. As a result of such consideration, no unreasonable points were found in the process of preparation of the business plan of AOHATA and material assumptions thereof.
d.	The Share Exchange Ratio exceeds the range calculated using the market price analysis and falls within the range calculated using the DCF method. In addition, after reviewing cases involving transactions similar to the Share Exchange, it is possible to assess that the Share Exchange Ratio is at comparable levels of similar cases in the past, in terms of, at least, (i) the premium attached relative to the share exchange ratio calculated based on the closing prices of AOHATA Shares and Kewpie Shares on the calculation reference date, (ii) the premium attached relative to the share exchange ratio calculated based on the simple average closing prices of AOHATA Shares and Kewpie Shares over the one (1)-month period preceding the calculation reference date, and (iii) the premium attached relative to the share exchange ratio calculated based on the simple average closing prices of AOHATA Shares and Kewpie Shares over the three (3)-month period preceding the calculation reference date.

e.	The price of one AOHATA Share calculated based on the simple average closing price of Kewpie Shares for one (1)-month prior to the calculation reference date and on the assumption that the Share Exchange is implemented by the Share Exchange Ratio is 3,031 yen, which exceeds the highest price since listing (2,999 yen).
f.	From early May to late May 2025, legal due diligence was conducted on Kewpie by Sueyoshi & Sato and SHIOMIZAKA from the perspective of confirming contingent liabilities and other matters that may affect valuation. As a result of such due diligence, no material contingent liabilities, etc. that would affect the calculation of the share exchange ratio of Plutus were found. The Share Exchange Ratio has been determined through sincere price negotiations with Kewpie by AOHATA and the Special Committee, based on the advice from AOHATA's advisors. Furthermore, the request for a review of the Share Exchange Ratio was made three times, and the ratio was actually raised from Kewpie's initial proposal of 0.83 to 0.91 and no unreasonable points were found in the negotiations on the Share Exchange Ratio between AOHATA and the Special Committee, and Kewpie.
(iii)	Fairness of the Procedures for the Share Exchange (including an Examination of What Measures Should Be Taken to Ensure Fairness and To What Extent They Should Be Implemented)

As described below, appropriate measures have been taken in accordance with each of the measures to ensure fairness set forth in the M&A guidelines with respect to the procedures for the Share Exchange, and there is nothing unreasonable in the content of such measures. Therefore, it is considered that the fairness of the procedures for the Share Exchange has been ensured.

a.	On March 25, 2025, AOHATA received a written proposal for the Share Exchange from Kewpie, and at a meeting of the Board of Directors of AOHATA held on April 25, 2025, a resolution was passed to establish the Special Committee. After confirming that the members below are independent from Kewpie Group and do not have any material interests different from those of minority shareholders with respect to the Share Exchange, AOHATA established a special committee composed of the Outside Directors and the Outside Corporate Auditor of AOHATA (three (3) members: Mr. Haruhiko Tsunokawa and Ms. Yoko Ishino, Outside Directors of AOHATA; and Ms. Sayaka Hieda, Outside Corporate Auditor of AOHATA and attorney-at-law) who are independent from AOHATA.

In addition, after AOHATA decided in advance at a meeting of the Board of Directors that the Share Exchange would not be implemented if the Special Committee determines that the transaction terms and conditions of the Share Exchange are not appropriate, AOHATA conducted negotiations with Kewpie regarding the transaction terms and conditions of the Share Exchange, based on the prior deliberations and examinations of the negotiation policy by the Special Committee. The Special Committee receives timely reports on the progress and results from AOHATA, expresses opinions, provides instructions and makes requests at important stages, thereby advising AOHATA on the transaction terms and conditions that the Special Committee deems appropriate.

In order to examine the Consultation Matters, the Special Committee interviewed AOHATA regarding AOHATA's business environment, the advantages and disadvantages for AOHATA in implementing the Share Exchange, and the content of the business plan on which calculation of the share exchange ratio by Plutus was based. The Special Committee also interviewed Plutus regarding the method and results of AOHATA's calculation of the share exchange ratio.

b.	Furthermore, the Special Committee interviewed Kewpie regarding the background and purpose of the Share Exchange, the content of AOHATA's management challenges, and the management policy of AOHATA after the Share Exchange, and also conducted an examination based on the results of the due diligence conducted on Kewpie. In the process of deliberations, examinations, and negotiations regarding the Share Exchange, there is no evidence that Kewpie Group or any other parties with special interests in the Share Exchange exerted undue influence on the negotiation process or the decision-making processes.
c.	In late April 2025, AOHATA appointed Sueyoshi & Sato and SHIOMIZAKA as legal advisors independent from both AOHATA and Kewpie Group, and appointed Plutus as financial advisor and third-party appraiser independent from both AOHATA and Kewpie Group. Receiving expert advice from these advisors, AOHATA conducted careful examinations and deliberations regarding the Consultation Matters.
d.	Although AOHATA has not set the so-called majority of minority condition as a requirement for the completion of the Share Exchange, the reason for this is that setting the majority of minority condition could make the completion of the Share Exchange unstable and might not ultimately contribute to the interests of AOHATA's minority shareholders. In addition, in the Share Exchange, other appropriate measures to ensure fairness have been taken, and sufficient consideration has been given to the interests of AOHATA's general shareholders. Therefore, it is not considered that the absence of the majority of minority condition alone indicates that appropriate measures to ensure fairness have not been taken in the Share Exchange.
e.	Information regarding a special committee, information regarding the share value calculation, and other information required to be disclosed by the M&A guidelines are considered to be sufficiently disclosed.
(iv)	That the Share Exchange Would Not Be Disadvantageous to the Minority Shareholders of AOHATA, Taking into Account the Above

Based on the above, the purpose of the Share Exchange is considered reasonable, the transaction terms and conditions of the Share Exchange are considered appropriate, and the procedures for the Share Exchange are considered fair, and therefore, the Share Exchange is not considered to be disadvantageous to the minority shareholders of AOHATA.

(D)	Approval of All Disinterested Directors and No Objection from All Disinterested Corporate Auditors of AOHATA

At the meeting of the Board of Directors of AOHATA held on July 3, 2025, where the proposal regarding the Share Exchange was adopted, the implementation of the Share Exchange was discussed and unanimously approved by four (4) out of seven (7) directors of AOHATA, excluding Mr. Toshiya Ueda, Mr. Takeshi Sagawa and Ms. Kaori Fujiwara. Since Mr. Toshiya Ueda, Mr. Takeshi Sagawa and Ms. Kaori Fujiwara were all executive officers or employees of Kewpie within the past three (3) years, they did not participate in the deliberations and resolution on the Share Exchange on behalf of AOHATA to avoid conflicts of interest. On the other hand, although Mr. Katsuyoshi Suzuki is a former employee of Kewpie, he left Kewpie more than seven (7) years ago (February 2018). Therefore, it was determined that there is no risk of a conflict of interest with respect to AOHATA's decision-making in the Share Exchange, and he participated in the discussion and resolution of the Board of Directors of AOHATA. In addition, two (2) of three (3) Corporate Auditors of AOHATA, excluding Mr. Masaya Urata, were present at such meeting of the Board of Directors and all of them expressed their opinions that they had no objections to the implementation of the Share Exchange. Since Mr. Masaya Urata was an executive officer of Kewpie within the past three (3) years, he did not participate in the deliberations and resolution on the Share Exchange on behalf of AOHATA to avoid conflicts of interest.

(4)	Matters Concerning the Appropriateness of the Amount of Capital and Reserves of the Wholly Owning Parent Company in the Share Exchange

The amount of increase in capital and reserves of Kewpie in connection with the Share Exchange shall be determined appropriately by Kewpie in accordance with Article 39 of the Ordinance on Accounting of Companies. The Companies believe that this handling is appropriate, as such determination is to be made based on a comprehensive deliberation and examination of Kewpie's capital policy and other circumstances after completion of the Share Exchange within the scope of laws and regulations.

4.       Matters of Reference Regarding Consideration for the Exchange

(1)	Provisions of Kewpie's Articles of Incorporation

Kewpie's Articles of Incorporation are, in accordance with laws and regulations and Article 15 of AOHATA's Articles of Incorporation, omitted from the hard copies of the materials to be delivered to the shareholders who make a request for delivery thereof (i.e. the written form of items subject to electronic provision measures). Such information is available on the website of AOHATA (https://www.aohata.co.jp/ company/ir/meeting.html), the Shareholder Meeting Materials website (https://d.sokai.jp/2830/25280196/) and the TSE website (https://www2.jpx.co.jp/tseHpFront/JJK020010Action.do?Show=Show).

(2)	Matters concerning the method of converting consideration for the exchange into cash
(A)	Market on which consideration for the exchange is traded

Kewpie Shares are traded on the Prime Market of the TSE.

(B)	Intermediaries, brokers, or agents involved in trading consideration for the exchange

Kewpie Shares are traded through intermediary and brokerage services etc. provided by securities companies etc. across Japan.

(C)	Restrictions on transfer and other dispositions of consideration for the exchange

Not applicable.

(3)	Matters concerning the market price of consideration for the exchange

The average of the closing prices for Kewpie Shares on the Prime Market of the TSE over past one month, three months and six months from the business day immediately preceding the date of announcement of the execution of the Agreement (July 3, 2025) are 3,331 yen, 3,251 yen and 3,114 yen, respectively.

The latest market price, etc. for Kewpie Shares are available on the TSE website (https://www.jpx.co.jp/) and other sources.

(4)	Content of the Kewpie's balance sheets for each fiscal year that has ended in the past five years

Relevant information is omitted because Kewpie has submitted the annual securities reports for each fiscal year pursuant to Article 24, Paragraph 1 of the Financial Instruments and Exchange Act (Act No. 25 of 1948, as amended).

5.	Matters Concerning the Appropriateness of Provisions Regarding Stock Acquisition Rights in Connection with the Share Exchange

Not applicable.

6.       Matters Concerning Financial Statements, etc.

(1)	Content of Kewpie's financial statements, etc. for the last fiscal year

The content of Kewpie's financial statements, etc. for the last fiscal year (ended November 30, 2024) is omitted, in accordance with laws and regulations and Article 15 of AOHATA's Articles of Incorporation, from the hard copies of the materials to be delivered to the shareholders who make a request for delivery thereof (i.e. written form of items subject to electronic provision measures). Such information is available on the website of AOHATA (https://www.aohata.co.jp/company/ir/meeting.html), the Shareholder Meeting Materials website (https://d.sokai.jp/2830/25280196/) and the TSE website (https://www2.jpx.co.jp/tseHpFront/JJK020010Action.do?Show=Show).

(2)	Disposition of important properties, assumption of significant liabilities, and other events that have a significant impact on the financial position after the end of the last fiscal year of Kewpie and AOHATA
(A)	Kewpie
(I)	Execution of the Share Exchange Agreement

At a meeting of the Board of Directors held on July 3, 2025, Kewpie resolved to enter into the Share Exchange Agreement with AOHATA, and the Share Exchange Agreement was executed on the same day. The outline of the Share Exchange Agreement is as described in "2. Content of the Share Exchange Agreement" above.

(II)	Acquisition of treasury stock

Based on a resolution of the Board of Directors dated July 3, 2025, Kewpie has decided on the following matters concerning the acquisition of treasury stock.

・	Type of shares to be acquired:	Common stock of Kewpie
・	Total number of shares that can be acquired:	9,600,000 shares (maximum)

(representing 6.91% of the total number of issued shares (excluding treasury shares))
・	Total amount of acquisition price of shares:	24,000 million yen (maximum)
・	Acquisition period:	From July 4, 2025 to May 31, 2026
・	Method of acquisition:	Market purchase at the TSE

(B)	AOHATA
(I)	Execution of the Share Exchange Agreement

At a meeting of the Board of Directors held on July 3, 2025, AOHATA resolved to enter into the Share Exchange Agreement with Kewpie, and the Share Exchange Agreement was executed on the same day. The outline of the Share Exchange Agreement is as described in "2. Content of the Share Exchange Agreement" above.

(II)	Cancellation of treasury stock

AOHATA will cancel all of its treasury shares held at the Record Time (including those acquired in response to share purchase demands from dissenting shareholders under Article 785, Paragraph 1 of the Companies Act made in connection with the Share Exchange) by a resolution at a meeting of AOHATA's Board of Directors to be held by the day before the Effective Date.

(III)	Revision of dividend forecast (to pass dividend) and abolition of shareholder benefit program

By a resolution of the Board of Directors dated July 3, 2025, AOHATA has decided, contingent upon the consummation of the Share Exchange, to revise its dividend forecast for the fiscal year ending November 30, 2025 which was announced on April 3, 2025 and not to pay a year-end dividend for the respective fiscal year, as well as to abolish the shareholder benefit program from the fiscal year ending November 30, 2025.

End

Venue of the Extraordinary General Meeting of Shareholders

Access by transport:	The nearest is Tadanoumi station (JR Kure Line); 8-minute walk therefrom.

* Parking space is not enough and please refrain from coming by automobile.

* The venue will have a priority space for wheelchair users and please ask for use at the reception on the day of the meeting.

* Those other than the shareholders are not allowed to enter the venue of this meeting. However, shareholders may bring a caregiver or an interpreter (including a sign language interpreter) (principally one person) and please ask at the reception if you wish to accompany such a person.

* We appreciate your understanding .that no gift item will be prepared.